EXHIBIT 10.67

PATRICK DUNNE

SENIOR VICE PRESIDENT OPERATIONS

Position:	Senior Vice President Operations

Compensation Arrangements:	Compensation shall be based upon four components: • Base salary • Annual Incentive Award • Long Term Incentive Award • Fringe Benefits and Perquisites

Base Salary:	US$225,000

Annual Incentive Award:

A proposal to establish an executive incentive plan commencing in 2005 for key executives is be to be presented for approval to the Compensation Committee of the Board of Directors. Such proposal will recommend incentives for key executives based upon achievement of consolidated financial performance targets for the fiscal year and individual performance.

In the case of the Senior Vice President Operations, the short term incentive plan shall be determined primarily based upon achievement of specific revenue and earnings targets for the year and specific priorities established by mutual agreement. The annual target bonus will be 45% of base salary, based upon achievement of budgeted annual financial performance and individual performance. Such bonus can be taken in cash or equivalent value in stock options.

Long Term Incentive:	Long term incentive shall be through the Company’s stock option plan.

Fringe Benefits and Perquisites:	Entitlement to Canadian executive benefit program upon residing in Canada.

Monthly car allowance of US$2,000.

Vacation entitlement	Annual vacation of four weeks per calendar year.

Income Tax Equalization	For the calendar years 2005 to 2006, inclusive, SMTC will gross up Canadian salary and bonus to provide the equivalent after tax income that would have been earned as a resident of Ireland.

Termination Other Than for Cause:	In the event of termination other than for cause, non-solicitation of customers and employees would apply for a period of eighteen months.

In the event of termination other than for cause, salary continuance shall be the higher of (i) a period of twelve months or (ii) one month for every year of service to a maximum of eighteen months after eighteen or more years of service.